Exhibit 99.1

Enservco Adjourns Annual Meeting of Stockholders in Order to Solicit Proxies in Support of Proposal to Reincorporate the Company in Order to Realize Significant Costs Savings

June 28, 2021

LONGMONT, Colo., June 28, 2021 (GLOBE NEWSWIRE) -- Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced that on June 25, 2021, it adjourned its Annual Meeting of Stockholders with respect to its proposal to reincorporate the Company in the state of Nevada. The Annual Meeting will be reconvened on July 23, 2021, at 10:00 a.m. Mountain Time at the Company’s headquarters. During the period of adjournment, the Company will continue to accept stockholder votes only on its proposal to reincorporate the Company in the state of Nevada.

The Company intends to engage proxy solicitation firm Advantage Proxy to contact shareholders and solicit their support for Enservco’s proposal to reincorporate the Company in the state of Nevada. Such reincorporation is expected to result in significant annual cost savings for the Company.

Enservco’s Board of Directors strongly recommends that shareholders vote in favor the reincorporation proposal.

In other business at the June 25th meeting, stockholders ratified the appointment of Plante & Moran, PLLC, as the Company’s independent registered public accounting firm; reelected Richard Murphy, William Jolly and Robert Herlin as directors; and approved the adjournment of the Annual Meeting of Stockholders.

About Enservco

Through its various operating subsidiaries, Enservco provides a range of oilfield services, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," “intends,” "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2021, and subsequently filed documents with the SEC. Forward looking statements in this news release include prospects for the Company to gain shareholder approval for its reincorporation proposal and expectations that reincorporation will result in cost savings. Enservco disclaims any obligation to update any forward-looking statement made herein, except as required by law.

Contact:
Pfeiffer High Investor Relations, Inc.
Jay Pfeiffer
Phone: 303-880-9000
Email: jay@pfeifferhigh.com